PROSPECTUS and	PRICING SUPPLEMENT NO. 22
PROSPECTUS SUPPLEMENT, each	Dated June 6, 2024
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $18,625,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$800,000,000 5.050% Fixed Rate Senior Notes Due June 12, 2034

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXU8 / US24422EXU80

Date of Issue:	June 11, 2024

Maturity Date:	June 12, 2034

Principal Amount:	$800,000,000

Price to Public:	99.806% plus accrued interest, if any, from June 11, 2024

Interest Payment Dates:	Semi-annually on June 12 and December 12, commencing on December 12, 2024 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	5.050% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
BNP Paribas Securities Corp.	$150,000,000
Citigroup Global Markets Inc.	$150,000,000
Goldman Sachs & Co. LLC	$150,000,000
J.P. Morgan Securities LLC	$150,000,000
Academy Securities, Inc.	$33,334,000
Commerz Markets LLC	$33,334,000
Lloyds Securities Inc.	$33,333,000
Loop Capital Markets LLC	$33,333,000
SMBC Nikko Securities America, Inc.	$33,333,000
Truist Securities, Inc.	$33,333,000
Total	$800,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.331% plus accrued interest, if any, from June 11, 2024.